Burnham Investors Trust
Secretary’s Certificate
     I, Michael E. Barna, Secretary of the Burnham Investors Trust (the “Trust”), hereby certify on behalf of the Trust as follows:
1.	Submitted herewith is a copy of the most recent Fidelity Bond (the “Bond”) procured by the Trust, in the amount of $1,000,000 and in the form required by Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.	Attached hereto, as Exhibit A, is a copy of resolutions ratifying and approving the form and amount of the Bond, unanimously adopted by the Board of Trustees of the Trust, including a majority of such Trustees who are not “interested persons,” as defined in the 1940 Act, of the Trust, at their meeting held on August 19, 2010.

3.	The premium with respect to the Bond has been paid for the period from approximately July 1, 2010 to July 1, 2011.

4.	The Board of Trustees of the Trust satisfies the fund governance standards set forth in Rule 0-1(a)(7) under the 1940 Act.

/s/ Michael E. Barna
Michael E. Barna
Secretary of the Trust

Dated: April 21, 2011

Exhibit A
Burnham Investors Trust
RESOLUTIONS
Adopted at the Meeting of
The Board of Trustees held on
August 19, 2010

RESOLVED:	that it is the finding of the Board of Trustees, including a majority of the Independent Trustees, that the final form of fidelity bond written by National Union Fire Insurance Company (the “Fidelity Bond”), in the amount of $1,000,000 is reasonable in form and amount, after having given due consideration to all matters deemed relevant; and

RESOLVED:	that the annual premium in the amount of $5,528 to be paid by the Trust under the Fidelity Bond be, and hereby is, ratified and approved.